Exhibit 99.1
ABERCROMBIE & FITCH REPORTS SECOND QUARTER RESULTS;
SECOND QUARTER NET INCOME OF $77.8 MILLION OR $0.87 PER DILUTED SHARE;
BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND OF $0.175
COMPANY PROVIDES OUTLOOK FOR SECOND HALF OF THE YEAR
New Albany, Ohio, August 15, 2008: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited results which reflected second quarter net income of $77.8 million and net income per diluted share of $0.87 for the thirteen weeks ended August 2, 2008, compared to net income of $81.3 million or net income per diluted share of $0.88 for the thirteen weeks ended August 4, 2007.
Second quarter 2008 net income per diluted share of $0.87 includes $0.01 related to charges associated with the departure of a senior executive.
Second Quarter Highlights
•	Total Company net sales increased 5% to $845.8 million; comparable store sales decreased 4%

•	Total direct-to-consumer net sales increased 23% to $55.9 million

•	Abercrombie & Fitch net sales increased 5% to $383.6 million; Abercrombie & Fitch comparable store sales increased 3%

•	abercrombie net sales were $94.8 million, flat compared to last year; abercrombie comparable store sales decreased 11%

•	Hollister Co. net sales increased 5% to $350.8 million; Hollister comparable store sales decreased 9%

•	RUEHL net sales increased 7% to $12.5 million; RUEHL comparable store sales decreased 22%

•	Net income for the second quarter decreased 4% to $77.8 million

•	Net income per diluted share in the second quarter decreased 1% to $0.87
Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:
“Our second quarter financial results reflect difficult macroeconomic conditions and a significant slowdown in consumer spending. However, we see these challenging times as a great opportunity to place more distance between us and the rest of specialty retail. We remain firmly committed to the aspirational positioning of our brands and to building the foundation that supports us as a truly multinational business. We will continue to focus on what we do best...providing the best casual lifestyle brands for our customers by continuously elevating the quality of our product and the emotional store experience. We believe this gives us a competitive advantage and is critical to our long-term success.”
Second Quarter Financial Results
Net sales for the thirteen weeks ended August 2, 2008 increased 5% to $845.8 million from $804.5 million for the thirteen weeks ended August 4, 2007. Total Company direct-to-consumer net sales increased 23% to $55.9 million for the thirteen week period ended August 2, 2008, compared to the thirteen week period ended August 4, 2007. Total Company comparable store sales decreased 4% for the thirteen weeks ended August 2, 2008.
The gross profit rate for the quarter was 70.1%, up 130 basis points compared to last year. The improvement in gross profit rate was primarily due to a higher initial markup rate. The markdown rate was flat compared to last year.
Stores and distribution expense, as a percentage of sales, increased 100 basis points to 42.6% from 41.6% and marketing, general and administrative expense, as a percentage of sales, increased 70 basis points to 12.9% from 12.2%. The Company continued to operate a disciplined cost structure. Reductions in store payroll hours more than offset the minimum wage increase and resulted in a decrease in store payroll expense, as a percent of sales, compared to last year. The increase in operating expense rate, compared to last year, primarily resulted from the inability to leverage fixed expenses due to the comparable store sales decline and additional expense needed to execute the Company’s international expansion plans. The rate increase also reflects additional expense incurred related to charges associated with the departure of a senior executive.
Operating income for the second quarter was $124.0 million compared to $124.1 million last year.
Interest income for the second quarter decreased to $1.8 million compared to $4.1 million last year. The decrease was attributed to a lower average rate of return on investments, compared to last year, primarily due to a restructuring of the investment portfolio.
The effective tax rate for the second quarter was 38.1% compared to 36.6% last year. The rate unfavorability was primarily attributed to lower tax exempt investment income. The effective tax rate for the second quarter of fiscal 2007 reflected the favorable impact from the settlement of tax audits.
Net income for the second quarter decreased 4% to $77.8 million compared to $81.3 million last year.
Net income per diluted share for the second quarter decreased 1% to $0.87, including $0.01 related to charges associated with the departure of a senior executive, compared to $0.88 last year.
2008 Outlook
The Company expects net income per diluted share for the second half of fiscal 2008 to be in the range of $3.40 to $3.45. Based upon this guidance, the Company now expects full year fiscal 2008 net income per diluted share to be in the range of $4.95 to $5.00. The low end of the guidance reflects a negative 7% comparable store sales scenario, which is consistent with the trend in July, approximately $10 million in incremental expense from minimum wage rate and manager salary increases, and approximately $11.5 million in preopening rent expense for future flagship stores.

The Company plans total capital expenditures for Fiscal 2008 to be between $405 million and $410 million with approximately $285 million of this amount allocated to new store construction and store remodels. Approximately $50 million is allocated to “refresh” improvements and other brand enhancing investments planned for existing stores and the balance is allocated to home office, information technology, and direct-to-consumer infrastructure investments.
For Fiscal 2008, the Company now expects to increase gross square-footage by approximately 9 -10%, which reflects a shift in opening dates for six stores from 2008 to 2009 due to a change in possession dates for construction. In North America, the Company now expects to open 99 new non-flagship stores including two new Abercrombie & Fitch stores, 66 new Hollister Co. stores, 12 new abercrombie stores, six new RUEHL stores, 11 new Gilly Hicks stores and two new outlet stores. The Company also plans to open three new, non-flagship Hollister Co. stores in the United Kingdom in Fiscal 2008.
Other Developments
The Board of Directors declared a quarterly cash dividend of $0.175 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on September 16, 2008 to shareholders of record at the close of business on August 29, 2008.
The Company plans to open an Abercrombie & Fitch and abercrombie flagship in Milan in late 2009. This adds to the 2009 flagship opening schedule, which currently includes a Hollister and abercrombie flagship in New York and an Abercrombie & Fitch flagship in Copenhagen, Denmark and Tokyo, Japan. The company continues to pursue lease arrangements for store locations in Europe and Asia.
The Company operated 353 Abercrombie & Fitch stores, 209 abercrombie stores, 479 Hollister Co. stores, 25 RUEHL stores and eight Gilly Hicks stores in the United States at the end of the second quarter. The Company also operated three Abercrombie & Fitch stores and three Hollister Co. stores in Canada, and one Abercrombie & Fitch store in London, England. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.RUEHL.com.
Today at 8:30 AM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. To listen to the live conference call, dial (800) 811-0667 or internationally at (913) 981-4901. To listen via the internet, go to www.abercrombie.com, select the Investors page and click on Calendar of Events. Replays of the call will be available shortly after its completion. The audio replay can be accessed for two weeks following the reporting date by calling (888) 203-1112 or internationally at (719) 457-0820 followed by the conference ID number 7331496; or for 12 months by visiting the Company’s website at www.abercrombie.com.
# # # #

For further information, call:	Eric Cerny
Manager, Investor Relations
(614) 283-6385
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2008 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire, train and retain associates; and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Income
(Unaudited)
Thirteen Weeks Ended August 2, 2008 and Thirteen Weeks Ended August 4, 2007
(in thousands, except per share data)

	ACTUAL		ACTUAL
	2008	% of Sales	2007	% of Sales

Net Sales	$845,799	100.0%	$804,538	100.0%

Cost of Goods Sold	252,830	29.9%	251,100	31.2%

Gross Profit	592,969	70.1%	553,438	68.8%

Total Stores and Distribution Expense	360,719	42.6%	334,417	41.6%

Total Marketing, General and Administrative Expense	109,024	12.9%	98,440	12.2%

Other Operating Income, Net	(754)	-0.1%	(3,551)	-0.4%

Operating Income	123,980	14.7%	124,132	15.4%

Interest Income, Net	(1,757)	-0.2%	(4,143)	-0.5%

Income Before Income Taxes	125,737	14.9%	128,275	15.9%

Income Tax Expense	47,905	5.7%	47,000	5.8%

Effective Rate	38.1%		36.6%

Net Income	$77,832	9.2%	$81,275	10.1%

Net Income Per Share:
Basic	$0.90		$0.92
Diluted	$0.87		$0.88

Weighted-Average Shares Outstanding:
Basic	86,842		88,090
Diluted	89,963		92,294

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Income
(Unaudited)
Twenty-Six Weeks Ended August 2, 2008 and Twenty-Six Weeks Ended August 4, 2007
(in thousands, except per share data)

	ACTUAL		ACTUAL
	2008	% of Sales	2007	% of Sales

Net Sales	$1,645,977	100.0%	$1,546,948	100.0%

Cost of Goods Sold	518,842	31.5%	506,241	32.7%

Gross Profit	1,127,135	68.5%	1,040,707	67.3%

Total Stores and Distribution Expense	702,507	42.7%	642,655	41.5%

Total Marketing, General and Administrative Expense	213,722	13.0%	188,615	12.2%

Other Operating Income, Net	(3,695)	-0.2%	(7,405)	-0.5%

Operating Income	214,601	13.0%	216,842	14.0%

Interest Income, Net	(9,403)	-0.6%	(7,854)	-0.5%

Income Before Income Taxes	224,004	13.6%	224,696	14.5%

Income Tax Expense	84,056	5.1%	83,340	5.4%

Effective Rate	37.5%		37.1%

Net Income	$139,948	8.5%	$141,356	9.1%

Net Income Per Share:
Basic	$1.62		$1.61
Diluted	$1.55		$1.53

Weighted-Average Shares Outstanding:
Basic	86,588		87,987
Diluted	90,051		92,369

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited)
	August 2, 2008	February 2, 2008
ASSETS

Current Assets
Cash and Equivalents	$301,042	$118,044
Marketable Securities	—	530,486
Receivables	83,197	53,801
Inventories	470,682	333,153
Deferred Income Taxes	39,863	36,128
Other Current Assets	76,293	68,643

Total Current Assets	971,077	1,140,255

Property and Equipment, Net	1,398,092	1,318,291

Marketable Securities	271,417	—

Other Assets	122,632	109,052

TOTAL ASSETS	$2,763,218	$2,567,598

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts Payable and Outstanding Checks	$197,682	$151,798
Accrued Expenses	232,606	280,910
Debt	100,000	—
Deferred Lease Credits	42,794	37,925
Income Taxes Payable	—	72,480

Total Current Liabilities	573,082	543,113

Long-Term Liabilities
Deferred Income Taxes	26,866	22,491
Deferred Lease Credits	226,715	213,739
Other Liabilities	190,910	169,942

Total Long-Term Liabilities	444,491	406,172

Total Shareholders’ Equity	1,745,645	1,618,313

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,763,218	$2,567,598